Exhibit 99.1

Hecla Reports First Quarter 2019 Results

Nevada operations under review

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--May 9, 2019--Hecla Mining Company (NYSE:HL) (Hecla or the Company) today announced first quarter financial and operating results.

HIGHLIGHTS

  Sales of $152.6 million.
  Cash provided by operating activities of $20 million.
  Net loss applicable to common stockholders of $25.7 million, or $0.05 per basic share.
  Adjusted net loss applicable to common stockholders of $18.5 million, or $0.04 per basic share.1
  Cost of sales and other direct production costs and depreciation, depletion and amortization ("cost of sales") of $149.2 million.
  Gross profit of $3.4 million and adjusted EBITDA of $33.4 million. Net debt/adjusted EBITDA (last 12 months) of 2.8x.2,3
  Silver cash cost, after by-product credits, of $2.26 per ounce.4
  All in sustaining cost (AISC), after by-product credits, of $9.34 per silver ounce.5
  Cash and cash equivalents and short-term investments of $11.8 million.
  Maintain annual capital and exploration spending estimates on a Company-wide basis.
  Suspending Nevada production and cost estimates pending results of comprehensive review.

“Because of Greens Creek’s exceptional performance, Hecla’s first quarter was largely as expected, financially.” said Phillips S. Baker, Jr., Hecla’s President and CEO. “Greens Creek exceeded expectations for both gold and silver production due to higher grades and recoveries. However, Casa Berardi and our Nevada operations both produced less cash flow than expected.”

“Casa Berardi’s gold production was lower in part due to lower grades, which were expected, and also due to the lower mill throughput resulting from some temporary issues in the mill that have now been addressed, and we expect results to improve over the rest of the year,” Mr. Baker continued. “While Nevada operations had better development advance rates, the operating metrics including cost, grade and negative cash flow, were unacceptable. We are reviewing our Nevada operations to determine the best path forward and expect the results of this review in the second quarter. In the meantime, we are suspending our annual Nevada estimates for production and cost. We are maintaining our annual estimates for capital and exploration spending to maintain our liquidity and balance sheet.”

FINANCIAL OVERVIEW

	First Quarter Ended
HIGHLIGHTS	March 31, 2019	March 31, 2018
FINANCIAL DATA
Sales (000)	$152,617	$139,709
Gross profit (000)	$3,444	$38,786
(Loss) income applicable to common stockholders (000)	$(25,671)	$8,102
Basic and diluted (loss) income per common share	$(0.05)	$0.02
Net (loss) income (000)	$(25,533)	$8,240
Cash provided by operating activities (000)	$20,030	$16,383

Net loss for the first quarter of $25.5 million was primarily impacted by losses from operations in Nevada of $13.8 million, due to higher costs, as well as lower grades and recoveries, than anticipated. In addition, gross profit was lower by $15.4 million at Casa Berardi as a result of 11,000 less gold ounces sold, as compared to the first quarter 2018; about half was due to planned lower grades, and the balance due to the mill maintenance activities.

Operating cash flow of $20.0 million increased 22% over the first quarter of 2018, principally due to the timing of working capital changes, offset by lower gross profit. Adjusted EBITDA of $33.4 million decreased 40% over the first quarter of 2018, mainly due to lower margins at Casa Berardi and negative margins at our Nevada operations.2

Capital expenditures totaled $36.4 million for the first quarter of 2019 compared to $20.0 million in the prior year period, with the increase mainly due to the addition of the Nevada operations, as well as increased expenditures at San Sebastian of $1.5 million and Lucky Friday of $0.7 million, partly offset by decreased expenditures at Greens Creek of $4.2 million and Casa Berardi of $3.4 million. Expenditures at Nevada operations, Casa Berardi, Greens Creek, San Sebastian, and Lucky Friday were $21.8 million, $5.7 million, $5.3 million, $1.9 million, and $1.7 million, respectively.

Metals Prices

The average realized silver price in the first quarter of 2019 was $15.70 per ounce, 7% lower than the $16.84 price realized in the first quarter of 2018. Realized gold, lead and zinc prices decreased 2%, 22%, and 13%, respectively.

OPERATIONS OVERVIEW

The following table provides the production summary on a consolidated basis for the quarters ended March 31, 2019 and 2018:

		First Quarter Ended
		March 31, 2019	March 31, 2018
PRODUCTION SUMMARY
Silver -	Ounces produced	2,923,131	2,534,095
	Payable ounces sold	2,898,083	2,091,464
Gold -	Ounces produced	60,021	57,808
	Payable ounces sold	60,936	54,839
Lead -	Tons produced	5,784	5,627
	Payable tons sold	4,848	3,868
Zinc -	Tons produced	13,944	15,211
	Payable tons sold	9,533	10,104

The following table provides a summary of the production, cost of sales, cash cost, after by-product credits, per silver or gold ounce, and AISC, after by-product credits, per silver or gold ounce, for the quarters ended March 31, 2019 and 2018.

First Quarter Ended March 31, 2019			Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Operations
	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	2,923,131	60,021	2,232,747	14,328	173,627	441,079	3,530	31,799	8,240	10,364	67,438
Increase/(decrease)	15%	4%	17%	9%	74%	(14)%	(22)%	(21)%	(7)%	N/A	N/A
Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	$68,645	$80,528	$54,113	—	$2,181	$12,351	—	$49,081	—	$31,447	—
Increase/(decrease)	33%	64%	29%	N/A	(47)%	114%	N/A	—%	N/A	N/A	N/A
Cash costs, after by-product credits, per silver or gold ounce [4,6]	$2.26	$1,277	$0.49	—	—	$11.23	—	$1,113	—	$1,782	—
Increase/(decrease)	167%	54%	110%	N/A	N/A	300%	N/A	35%	N/A	N/A	N/A
AISC, after by-product credits per silver or gold ounce[5]	$9.34	$1,760	$3.24	—	—	$16.55	—	$1,338	—	$3,056	—
Increase/(decrease)	65%	62%	449%	N/A	N/A	98%	N/A	23%	N/A	N/A	N/A

Greens Creek Mine - Alaska

At the Greens Creek mine, 2.2 million ounces of silver and 14,328 ounces of gold were produced, compared to 1.9 million ounces and 13,118 ounces, respectively, in the first quarter of 2018. The increase was the result of higher silver and gold grades and recoveries, partially offset by reduced ore throughput. The mill operated at an average of 2,298 tons per day (tpd) in the first quarter compared to 2,349 the first quarter of 2018.

The cost of sales for the first quarter was $54.1 million, and the cash cost, after by-product credits, per silver ounce, was $0.49, compared to $41.9 million and $(4.99), respectively, for the first quarter of 2018.4 The AISC, after by-product credits, was $3.24 per silver ounce compared to $0.59 in the first quarter of 2018.5 The per ounce silver costs were higher primarily due to lower by-product metals prices and production as well as higher onsite power generation costs, partially offset by higher silver production.

Casa Berardi Mine - Quebec

At the Casa Berardi mine, 31,799 ounces of gold were produced, including 6,535 ounces from the East Mine Crown Pillar (EMCP) pit, compared to 40,177 ounces in the first quarter of 2018. The decrease was expected due to lower grades and to lower mill throughput and recovery as a result of adjustments to mill components to accommodate a higher throughput and the requirement for a new carbon in leach (CIL) drivetrain, which is being installed in early May. The shortfall in production in the first quarter is expected to be made up over the remainder of the year. The mill operated at an average of 3,664 tpd in the first quarter, a decrease of 5% compared to the first quarter of 2018.

The cost of sales was $49.1 million and the cash cost, after by-product credits, per gold ounce was $1,113, compared to $49.2 million and $827, respectively, in the first quarter of 2018.4,6 The increase in cash cost, after by-product credits, per gold ounce is mainly due to lower gold production. The lower production, partially offset by lower capital spending, resulted in higher AISC, after by-product credits, of $1,338 per gold ounce compared to $1,086 in the first quarter of 2018.5

San Sebastian Mine - Mexico

At the San Sebastian mine, 441,079 ounces of silver and 3,530 ounces of gold were produced in the first quarter, compared to 512,192 silver ounces and 4,513 gold ounces in the prior year period. The decreases were due to lower grades, as expected, upon transitioning to increased throughput coming from underground mine material, versus higher-grade open pit. The mill operated at an average of 494 tpd in the first quarter, a 29% increase over the first quarter of 2018.

The cost of sales was $12.4 million for the first quarter and the cash cost, after by-product credits, was $11.23 per silver ounce, compared to $5.8 million and $2.81, respectively, in the first quarter of 2018.4 The cash cost, after by-product credits, increased due to lower silver production and lower by-product gold production. The AISC, after by-product credits, was $16.55 per silver ounce compared to $8.37 in the first quarter of 2018, principally due to the same factors along with higher capital spending, partially offset by lower exploration costs.5

A review of the sulfide ore continues, including a bulk sample to test the capabilities of the third-party plant and the suitability of long-hole stoping for the ore body, with results expected by the fourth quarter of 2019.

Nevada Operations - Nevada

For the Nevada operations, 10,364 ounces of gold and 67,438 ounces of silver were produced. Advance rate increased 27% from the fourth quarter of 2018 but milled tons declined 30%. Capital investment increased from the fourth quarter by $4 million to $21.8 million. Of that amount, $15.8 million was for development at Fire Creek and Hollister, including $4.2 million for the Hatter Graben decline.

The Company is demobilizing the mining contractor, mining some previously-developed remnant stopes at Midas and considering other alternatives to reduce the cash spend and improve the cash flow at the Nevada operations. Some of the possible alternatives include third party processing, reducing development, and changing grade control procedures. Pending the outcome of the review, the annual production and cost estimates for Nevada are being suspended.

Lucky Friday Mine - Idaho

Silver production of 173,627 ounces increased 74% over the prior year period mainly due to a shift in focus from development to production by the salaried staff. Cost of sales for the first quarter was $2.2 million compared to $4.1 million in the first quarter of 2018, with the decrease resulting from lower sales volume due to the timing of concentrate shipments.

The higher level of production is helping to defray more costs associated with the strike at Lucky Friday than originally anticipated. The mine recently celebrated two years of operations without a Restricted Work Duty Injury (RWDI) or Lost Time Injury (LTI).

The construction of the Remote Vein Miner (RVM) continues in Sweden, and delivery is expected in the first half of 2020.

EXPLORATION

Exploration (including Corporate Development) expenses were $4.4 million in the first quarter of 2019, a decrease of $3.0 million compared to the first quarter 2018.

A complete summary of exploration for the first quarter can be found in the news release entitled "Hecla Reports Drilling Success at Casa Berardi, San Sebastian, Greens Creek and Nevada" released on May 8, 2019.

PRE-DEVELOPMENT

Pre-development spending was $0.9 million for the quarter, principally to advance the permitting of Rock Creek and Montanore.

2019 ESTIMATES7

The annual production and cost outlook have been suspended for Nevada pending the results of the comprehensive review.

2019 Production Outlook
	Silver Production (Moz)		Gold Production (Koz)		Silver Equivalent (Moz)		Gold Equivalent (Koz)
	Original (if revised)	Current	Original (if revised)	Current	Original (if revised)	Current	Original (if revised)	Current
Greens Creek	7.7	7.7	50	50	24.0	24.0	305	305
Lucky Friday	0.2	0.2	N/A	N/A	0.2	0.2	N/A	N/A
San Sebastian	2.0	2.0	14	14	3.0	3.0	40	40
Casa Berardi	N/A	N/A	150	150	11.7	11.7	150	150
Nevada Operations	0.1	Suspended	76	Suspended	6.1	Suspended	77	Suspended
Total[8]	10.0	9.9	290	N/A	45.0	N/A	572	N/A

2019 Cost Outlook
	Costs of Sales (million)		Cash cost, after by-product credits, per silver/gold ounce[2,4]		AISC, after by-product credits, per produced silver/gold ounce[3]
	Original (if revised)	Current	Original (if revised)	Current	Original (if revised)	Current
Greens Creek	$202	$202	$0	$0	$5.50	$5.50
Lucky Friday	N/A	N/A	N/A	N/A	N/A	N/A
San Sebastian	$41	$41	$9.00	$9.00	$12.00	$12.00
Total Silver	$243	$243	$1.10	$1.10	$11.00	$11.00
Casa Berardi	$210	$210	$850	$850	$1,150	$1,150
Nevada Operations	$90	Suspended	$900	Suspended	$1,325	Suspended
Total Gold[8]	$300	N/A	$875	N/A	$1,250	N/A

2019 Capital and Exploration Outlook
	Original (if revised)	Current
2019E Capital expenditures (excluding capitalized interest)	$150 million	$150 million
2019E Exploration expenditures (includes Corporate Development)	$25 million	$25 million
2019E Pre-development expenditures	$2.5 million	$2.5 million
2019E Research and Development expenditures	$3.5 million	$3.5 million

[1,2,4,6] Non-GAAP measures. See pages 8-9 for more information.

DIVIDENDS

Common

The Board of Directors elected to declare a quarterly cash dividend of $0.0025 per share of common stock, payable on or about June 9, 2019, to stockholders of record on May 24, 2019. The realized silver price was $15.70 in the first quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

Preferred

The Board of Directors elected to declare a quarterly cash dividend of $0.875 per share of preferred stock, payable on or about July 1, 2019, to stockholders of record on June 14, 2019.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Thursday, May 9, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho, and Mexico and is a gold producer with operating mines in Quebec, Canada and Nevada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the United States (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(1) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(2) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (loss), the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(3) Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of adjusted EBITDA and net debt to the closest GAAP measurements of net income (loss) and debt can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(4) Cash cost, after by-product credits, per silver or gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a silver and gold mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other silver mining companies, and aggregating Casa Berardi and Nevada Operations to compare performance with other gold companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Cash cost, after by-product credits, per silver ounce is not presented for Lucky Friday for the first quarter of 2019 and 2018, as production was limited due to the strike and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

(5) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mine sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. AISC, after by-product credits, per silver ounce is not presented for Lucky Friday for the first quarter of 2019 and 2018, as production was limited due to the strike and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help in the understanding of the economics of our operations and performance compared to other producers and in the investor's visibility by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(6) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi and Nevada Operations production. Gold produced from Greens Creek and San Sebastian is treated as a by-product credit against the silver cash cost.

Other

(7) Expectations for 2019 include silver, gold, lead and zinc production from Greens Creek, San Sebastian, Casa Berardi and Nevada Operations converted using Au $1,250/oz, Ag $16.00/oz, Zn $1.25/lb, and Pb $1.00/lb. Lucky Friday expectations are currently suspended as there is currently a strike. Numbers may be rounded.

(8) Estimates for 2019 Nevada production and costs, as well as annual gold estimates, are suspended pending completion of the comprehensive review of Nevada operations.

Cautionary Statements to Investors on Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) successful integration of our recently acquired Nevada operations unit and its impact on Hecla's operations and results; (iii) expectations regarding the development, growth potential, financial performance of the Company’s projects; (iv) the Company’s mineral reserves and resources; (v) ability to optimize operations at Casa Berardi; (vi) ability to complete construction of the remote vein miner and for it to operate successfully; (vii) impact of the Lucky Friday strike on production and cash flow; (viii) ability to generate value from innovations being introduced into the mines; (ix) impact of metals prices on cash costs, after by-product credits; and (x) estimates of future smelter demand. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2018 Form 10-K, filed on February 22, 2019, and Form 10-Q filed on May 9, 2019 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to publicly release revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (Guide 7). Although the SEC has recently issued new rules rescinding Guide 7, the new rules are not binding until January 1, 2021, and at this time the Company still reports in accordance with Guide 7. However, the Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is included herein to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. Under Guide 7, the term "reserve" means that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. The term "economically", as used in the definition of reserve, means that profitable extraction or production has been established or analytically demonstrated to be viable and justifiable under reasonable investment and market assumptions. The term "legally", as used in the definition of reserve, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Hecla must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a timeframe consistent with Hecla's current mine plans. The terms “measured resources”, “indicated resources,” and “inferred resources” are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. The term “resource” does not equate to the term “reserve”. Under Guide 7, the material described herein as “indicated resources” and “measured resources” would be characterized as “mineralized material” and is permitted to be disclosed in tonnage and grade only, not ounces. The category of “inferred resources” is not recognized by Guide 7. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine are contained in a technical report prepared for Hecla titled "Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico" effective date September 8, 2015. Also included in these three technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

The current Casa Berardi drill program was performed on core sawed in half and included the insertion of blanks and standards of variable grade in every 24 core samples. Standards were generally provided by Analytical Solutions Ltd and prepared in 30 gram bags. Samples were sent to the Swastika Laboratories in Swastika, Ontario, a registered accredited laboratory, where they were dried, crushed, and split for gold analysis. Analysis for gold was completed by fire assay with AA finish. Gold over-limits were analyzed by fire assay with gravimetric finish. Data received from the lab were subject to validation using in-built program triggers to identify outside limit blank or standard assays that require re-analysis. Over 5% of the original pulps and rejects are sent for re-assay to ALS Chemex in Val d’Or for quality control.

Dr. McDonald reviewed and verified information regarding drill sampling, data verification of all digitally-collected data, drill surveys and specific gravity determinations relating to the Casa Berardi mine. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY
Condensed Consolidated Statements of (Loss) Income
(dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
Sales of products	$152,617	$139,709
Cost of sales and other direct production costs	110,386	72,869
Depreciation, depletion and amortization	38,787	28,054
	149,173	100,923
Gross profit	3,444	38,786

Other operating expenses:
General and administrative	9,959	7,735
Exploration	4,402	7,360
Pre-development	856	1,005
Research and development	403	1,436
Other operating expense	587	515
Provision for closed operations and environmental matters	570	1,262
Suspension-related costs	2,778	5,017
Acquisition costs	13	2,507
	19,568	26,837
(Loss) income from operations	(16,124)	11,949
Other income (expense):
(Loss) gain on derivative contracts	(1,799)	4,007
Other expense	(1,124)	(56)
Unrealized gain on investments	96	310
Net foreign exchange (loss) gain	(3,133)	2,592
Interest expense	(10,665)	(9,794)
	(16,625)	(2,941)
(Loss) income before income taxes	(32,749)	9,008
Income tax benefit (provision)	7,216	(768)
Net (loss) income	(25,533)	8,240
Preferred stock dividends	(138)	(138)
(Loss) income applicable to common stockholders	$(25,671)	$8,102
Basic (loss) income per common share after preferred dividends	$(0.05)	$0.02
Diluted (loss) income per common share after preferred dividends	$(0.05)	$0.02
Weighted average number of common shares outstanding - basic	482,829	399,322
Weighted average number of common shares outstanding - diluted	482,829	401,923

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$11,797	$27,389
Accounts receivable:
Trade	9,586	4,184
Taxes	16,831	14,191
Other, net	5,162	7,443
Inventories	78,674	87,533
Prepaid taxes	13,818	12,231
Other current assets	8,239	11,179
Total current assets	144,107	164,150
Non-current investments	6,768	6,583
Non-current restricted cash and investments	1,025	1,025
Properties, plants, equipment and mineral interests, net	2,508,981	2,520,004
Operating lease right-of-use asset	20,647	—
Non-current deferred income taxes	3,058	1,987
Other non-current assets	10,019	10,195
Total assets	$2,694,605	$2,703,944

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$61,680	$77,861
Accrued payroll and related benefits	36,435	30,034
Accrued taxes	9,109	7,727
Current portion of finance leases	5,858	5,264
Current portion of operating leases	6,701	—
Current portion of accrued reclamation and closure costs	5,325	3,410
Other current liabilities	21,713	11,898
Total current liabilities	146,821	136,194
Non-current finance leases	9,302	7,871
Non-current operating leases	13,964	—
Long-term debt	533,723	532,799
Non-current deferred tax liability	159,425	173,537
Accrued reclamation and closure costs	104,186	104,979
Non-current pension liability	49,821	47,711
Other non-current liabilities	6,793	9,890
Total liabilities	1,024,035	1,012,981

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	122,052	121,956
Capital surplus	1,882,613	1,880,481
Accumulated deficit	(275,188)	(248,308)
Accumulated other comprehensive loss	(38,210)	(42,469)
Treasury stock	(20,736)	(20,736)
Total stockholders’ equity	1,670,570	1,690,963
Total liabilities and stockholders’ equity	$2,694,605	$2,703,944
Common shares outstanding	482,988	482,604

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
OPERATING ACTIVITIES
Net (loss) income	$(25,533)	$8,240
Non-cash elements included in net (loss) income:
Depreciation, depletion and amortization	40,267	29,490
Unrealized gain on investments	(96)	(310)
Adjustment of inventory to market value	1,399	—
Gain on disposition of properties, plants, equipment and mineral interests	—	(129)
Provision for reclamation and closure costs	1,594	1,323
Stock compensation	1,580	1,089
Deferred income taxes	(8,293)	(438)
Amortization of loan origination fees	625	449
Loss (gain) on derivative contracts	3,686	(9,094)
Foreign exchange loss (gain)	5,550	(3,399)
Other non-cash charges, net	2	2
Change in assets and liabilities:
Accounts receivable	(5,063)	(7,266)
Inventories	3,171	(6,762)
Other current and non-current assets	1,124	(3,171)
Accounts payable and accrued liabilities	(9,496)	13,956
Accrued payroll and related benefits	7,212	(3,927)
Accrued taxes	1,237	218
Accrued reclamation and closure costs and other non-current liabilities	1,064	(3,888)
Cash provided by operating activities	20,030	16,383

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(33,071)	(17,635)
Maturities of investments	—	30,501
Proceeds from disposition of properties, plants and equipment	1	151
Purchases of investments	—	(31,182)
Net cash used in investing activities	(33,070)	(18,165)

FINANCING ACTIVITIES
Acquisition of treasury shares	—	(1,225)
Dividends paid to common stockholders	(1,209)	(998)
Dividends paid to preferred stockholders	(138)	(138)
Debt origination fees	(39)	—
Borrowings on debt	58,000	31,024
Payments on debt	(58,000)	—
Repayments of finance leases	(1,261)	(1,322)
Net cash (used in) provided by financing activities	(2,647)	27,341
Effect of exchange rates on cash	95	876
Net (decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	(15,592)	26,435
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	28,414	187,139
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$12,822	$213,574

HECLA MINING COMPANY
Production Data

	Three Months Ended
	March 31, 2019	March 31, 2018
GREENS CREEK UNIT
Tons of ore milled	206,825	211,430
Mining cost per ton of ore	$78.83	$68.99
Milling cost per ton of ore	$35.86	$32.64
Ore grade milled - Silver (oz./ton)	13.46	11.71
Ore grade milled - Gold (oz./ton)	0.10	0.10
Ore grade milled - Lead (%)	2.83	2.96
Ore grade milled - Zinc (%)	7.32	8.05
Silver produced (oz.)	2,232,747	1,913,232
Gold produced (oz.)	14,328	13,118
Lead produced (tons)	4,782	5,021
Zinc produced (tons)	13,518	14,799
Cash cost, after by-product credits, per silver ounce (1)	$0.49	$(4.99)
AISC, after by-product credits, per silver ounce (1)	$3.24	$0.59
Capital additions (in thousands)	$5,312	$9,482
LUCKY FRIDAY UNIT
Tons of ore processed	13,803	9,559
Mining cost per ton of ore	$131.25	$114.76
Milling cost per ton of ore	$36.45	$21.67
Ore grade milled - Silver (oz./ton)	13.33	11.10
Ore grade milled - Lead (%)	7.97	6.92
Ore grade milled - Zinc (%)	3.54	4.79
Silver produced (oz.)	173,627	99,780
Lead produced (tons)	1,002	606
Zinc produced (tons)	426	412
Cash cost, after by-product credits, per silver ounce (1)	$—	$—
AISC, after by-product credits, per silver ounce (1)	$—	$—
Capital additions (in thousands)	$1,726	$988
CASA BERARDI UNIT
Tons of ore milled - underground	189,352	191,333
Tons of ore milled - surface pit	140,399	157,216
Tons of ore milled - total	329,751	348,549
Surface tons mined - ore and waste	2,160,123	1,676,434
Mining cost per ton of ore - underground	$106.47	$108.50
Mining cost per ton of ore - combined	$86.14	$76.95
Mining cost per ton of ore and waste - surface tons mined	$3.82	$3.62
Milling cost per ton of ore	$15.77	$15.96
Ore grade milled - Gold (oz./ton) - underground	0.130	0.18
Ore grade milled - Gold (oz./ton) - surface pit	0.05	0.08
Ore grade milled - Gold (oz./ton) - combined	0.120	0.135
Ore grade milled - Silver (oz./ton)	0.03	0.03
Gold produced (oz.) - underground	25,264	29,522
Gold produced (oz.) - surface pit	6,535	10,655
Gold produced (oz.) - total	31,799	40,177
Silver produced (oz.)	8,240	8,891
Cash cost, after by-product credits, per gold ounce (1)	$1,113	$827
AISC, after by-product credits, per gold ounce (1)	$1,338	$1,086
Capital additions (in thousands)	$5,679	$9,067

SAN SEBASTIAN UNIT
Tons of ore milled	44,475	34,397
Mining cost per ton of ore	$125.59	$115.12
Milling cost per ton of ore	$62.21	$67.13
Ore grade milled - Silver (oz./ton)	10.94	16.1
Ore grade milled - Gold (oz./ton)	0.095	0.142
Silver produced (oz.)	441,079	512,192
Gold produced (oz.)	3,530	4,513
Cash cost, after by-product credits, per silver ounce (1)	$11.23	$2.81
AISC, after by-product credits, per silver ounce (1)	$16.55	$8.37
Capital additions (in thousands)	$1,896	$430
NEVADA OPERATIONS UNIT
Tons of ore milled	$41,365	N/A
Mining cost per ton of ore	$212.56	N/A
Milling cost per ton of ore	$112.35	N/A
Ore grade milled - Gold (oz./ton)	0.300	N/A
Ore grade milled - Silver (oz./ton)	2.49	N/A
Gold produced (oz.)	10,364	N/A
Silver produced (oz.)	67,438	N/A
Cash cost, after by-product credits, per gold ounce (1)	$1,782	N/A
AISC, after by-product credits, per gold ounce (1)	$3,056	N/A
Capital additions (in thousands)	$21,805	N/A

(1) Cash cost, after by-product credits, per ounce and AISC, after by-products credits, per ounce represent a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cash cost, after by-product credits and AISC, after by-products credits to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi and Nevada Operations is gold, with a by-product credit for the value of silver production.

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Costs, Before By-product Credits and All-In Sustaining Costs, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits and AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian and Casa Berardi units for the three-month periods ended March 31, 2019 and 2018.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. AISC, After By-product Credits, per Ounce is an important operating statistic that we utilize as a measures of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare our performance with that of other silver mining companies, and aggregating Casa Berardi and Nevada Operations for comparison to other gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, reclamation, exploration, and pre-development. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that our reporting of these non-GAAP measures are the same as those reported by other mining companies.

The Casa Berardi, Nevada Operations and combined gold properties information below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi and Nevada Operations units is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties. Similarly, the silver produced at our other three units is not included as a by-product credit when calculating the gold metrics for Casa Berardi and Nevada Operations.

In thousands (except per ounce amounts)	Three Months Ended March 31, 2019
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$54,113	$2,181	$12,351		$68,645
Depreciation, depletion and amortization	(12,370)	(169)	(1,760)		(14,299)
Treatment costs	10,352	810	131		11,293
Change in product inventory	(3,865)	1,483	(853)		(3,235)
Reclamation and other costs	(415)	—	(312)		(727)
Exclusion of Lucky Friday costs	—	(4,305)	—		(4,305)
Cash Cost, Before By-product Credits (1)	47,815	—	9,557		57,372
Reclamation and other costs	737	—	123		860
Exploration	81	—	1,717	441	2,239
Sustaining capital	5,312	—	506	61	5,879
General and administrative				9,959	9,959
AISC, Before By-product Credits (1)	53,945	—	11,903		76,309
By-product credits:
Zinc	(23,285)	—	—		(23,285)
Gold	(16,518)	—	(4,602)		(21,120)
Lead	(6,917)	—	—		(6,917)
Total By-product credits	(46,720)	—	(4,602)		(51,322)
Cash Cost, After By-product Credits	$1,095	$—	$4,955		$6,050
AISC, After By-product Credits	$7,225	$—	$7,301		$24,987
Divided by ounces produced	2,233	—	441		2,674
Cash Cost, Before By-product Credits, per Ounce	$21.41	$—	$21.67		$21.45
By-product credits per ounce	(20.92)	—	(10.44)		(19.19)
Cash Cost, After By-product Credits, per Ounce	$0.49	$—	$11.23		$2.26
AISC, Before By-product Credits, per Ounce	$24.16	$—	$26.99		$28.53
By-product credits per ounce	(20.92)	—	(10.44)		(19.19)
AISC, After By-product Credits, per Ounce	$3.24	$—	$16.55		$9.34

In thousands (except per ounce amounts)	Three Months Ended March 31, 2019
	Casa Berardi	Nevada Operations (4)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$49,081	$31,447	$80,528
Depreciation, depletion and amortization	(16,155)	(8,333)	(24,488)
Treatment costs	442	38	480
Change in product inventory	2,268	(3,246)	(978)
Reclamation and other costs	(129)	(379)	(508)
Cash Cost, Before By-product Credits (1)	35,507	19,527	55,034
Reclamation and other costs	129	378	507
Exploration	1,346	118	1,464
Sustaining capital	5,692	12,707	18,399
General and administrative			—
AISC, Before By-product Credits (1)	42,674	32,730	75,404
By-product credits:
Zinc	—	—	—
Gold	—	—	—
Lead	—	—	—
Silver	(126)	(1,057)	(1,183)
Total By-product credits	(126)	(1,057)	(1,183)
Cash Cost, After By-product Credits	$35,381	$18,470	$53,851
AISC, After By-product Credits	$42,548	$31,673	$74,221
Divided by ounces produced	32	10	42
Cash Cost, Before By-product Credits, per Ounce	$1,116.59	$1,884.17	$1,305.27
By-product credits per ounce	(3.96)	(101.99)	(28.06)
Cash Cost, After By-product Credits, per Ounce	$1,112.63	$1,782.18	$1,277.21
AISC, Before By-product Credits, per Ounce	$1,341.95	$3,158.05	$1,788.37
By-product credits per ounce	(3.96)	(101.99)	(28.06)
AISC, After By-product Credits, per Ounce	$1,337.99	$3,056.06	$1,760.31

In thousands (except per ounce amounts)	Three Months Ended March 31, 2019
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$68,645	$80,528	$149,173
Depreciation, depletion and amortization	(14,299)	(24,488)	(38,787)
Treatment costs	11,293	480	11,773
Change in product inventory	(3,235)	(978)	(4,213)
Reclamation and other costs	(727)	(508)	(1,235)
Exclusion of Lucky Friday costs	(4,305)	—	(4,305)
Cash Cost, Before By-product Credits (1)	57,372	55,034	112,406
Reclamation and other costs	860	507	1,367
Exploration	2,239	1,464	3,703
Sustaining capital	5,879	18,399	24,278
General and administrative	9,959	—	9,959
AISC, Before By-product Credits (1)	76,309	75,404	151,713
By-product credits:
Zinc	(23,285)	—	(23,285)
Gold	(21,120)	—	(21,120)
Lead	(6,917)	—	(6,917)
Silver	—	(1,183)	(1,183)
Total By-product credits	(51,322)	(1,183)	(52,505)
Cash Cost, After By-product Credits	$6,050	$53,851	$59,901
AISC, After By-product Credits	$24,987	$74,221	$99,208
Divided by ounces produced	2,674	42
Cash Cost, Before By-product Credits, per Ounce	$21.45	$1,305.27
By-product credits per ounce	(19.19)	(28.06)
Cash Cost, After By-product Credits, per Ounce	$2.26	$1,277.21
AISC, Before By-product Credits, per Ounce	$28.53	$1,788.37
By-product credits per ounce	(19.19)	(28.06)
AISC, After By-product Credits, per Ounce	$9.34	$1,760.31

In thousands (except per ounce amounts)	Three Months Ended March 31, 2018
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$41,861	$4,100	$5,775		$51,736	$49,187	$100,923
Depreciation, depletion and amortization	(10,639)	(621)	(684)		(11,944)	(16,110)	(28,054)
Treatment costs	11,388	572	204		12,164	535	12,699
Change in product inventory	5,154	(1,022)	2,638		6,770	(101)	6,669
Reclamation and other costs	(912)	(45)	(494)		(1,451)	(142)	(1,593)
Exclusion of Lucky Friday costs	—	(2,984)	—		(2,984)	—	(2,984)
Cash Cost, Before By-product Credits (1)	46,852	—	7,439		54,291	33,369	87,660
Reclamation and other costs	849	—	106		955	143	1,098
Exploration	360	—	2,312	444	3,116	1,190	4,306
Sustaining capital	9,482	—	430	117	10,029	9,067	19,096
General and administrative				7,735	7,735		7,735
AISC, Before By-product Credits (1)	57,543	—	10,287		76,126	43,769	119,895
By-product credits:
Zinc	(32,142)	—	—		(32,142)	—	(32,142)
Gold	(15,292)	—	(5,998)		(21,290)	—	(21,290)
Lead	(8,974)	—	—		(8,974)	—	(8,974)
Silver	—	—	—			(148)	(148)
Total By-product credits	(56,408)	—	(5,998)		(62,406)	(148)	(62,554)
Cash Cost, After By-product Credits	$(9,556)	$—	$1,441		$(8,115)	$33,221	$25,106
AISC, After By-product Credits	$1,135	$—	$4,289		$13,720	$43,621	$57,341
Divided by ounces produced	1,913	—	512		2,425	40
Cash Cost, Before By-product Credits, per Ounce	$24.49	$—	$14.52		$22.38	$831
By-product credits per ounce	(29.48)	—	(11.71)		(25.73)	(4)
Cash Cost, After By-product Credits, per Ounce	$(4.99)	$—	$2.81		$(3.35)	$827
AISC, Before By-product Credits, per Ounce	$30.07	$—	$20.08		$31.39	$1,090
By-product credits per ounce	(29.48)	—	(11.71)		(25.73)	(4)
AISC, After By-product Credits, per Ounce	$0.59	$—	$8.37		$5.66	$1,086

In thousands (except per ounce amounts)	Estimated Twelve Months Ended December 31, 2019
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)
Cost of sales and other direct production costs and depreciation, depletion and amortization	$202,000		$41,000		$243,000	$210.000
Depreciation, depletion and amortization	(45,000)		(4,000)		(49,000)	(80,000)
Treatment costs	38,000		1,000		39,000
Change in product inventory	(1,000)		—		(1,000)	(2,000)
Reclamation and other costs	(1,000)		(1,000)		(2,000)	1,000
Cash Cost, Before By-product Credits (1)	193,000		37,000		230,000	129,000
Reclamation and other costs	1,000		1,000		2,000	1,000
Exploration	2,000		3,500		5,500	4,000
Sustaining capital	42,000		1,500		43,500	43,000
General and administrative	—		—	40,000	40,000	—
AISC, Before By-product Credits (1)	238,000		43,000		321,000	177,000
By-product credits:
Zinc	(109,000)		—		(109,000)	—
Gold	(55,000)		(19,000)		(74,000)	—
Lead	(34,000)		—		(34,000)	—
Silver	—		—			(2,000)
Total By-product credits	(198,000)		(19,000)		(217,000)	(2,000)
Cash Cost, After By-product Credits	$(5,000)		$18,000		$13,000	$127,000
AISC, After By-product Credits	$40,000		$24,000		$104,000	$175,000
Divided by ounces produced	7,700		2,000		9,700	150
Cash Cost, Before By-product Credits, per Ounce	$25.06		$18.50		$23.71	$860
By-product credits per ounce	(25.71)		(9.50)		(22.37)	(13)
Cash Cost, After By-product Credits, per Ounce	$(0.65)		$9.00		$1.34	$847
AISC, Before By-product Credits, per Ounce	$30.91		$21.50		$33.09	$1,180
By-product credits per ounce	(25.71)		(9.50)		(22.37)	(13)
AISC, After By-product Credits, per Ounce	$5.20		$12.00		$10.72	$1,167

(1) Includes all direct and indirect operating costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, after by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital cost.

(2) The unionized employees at Lucky Friday have been on strike since March 13, 2017, and production at Lucky Friday has been limited since that time. As a result, for the first quarter of 2018 Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits are not presented for Lucky Friday, and costs related to the limited production at Lucky Friday are excluded from the calculation of Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits for our combined silver operations.

(3) AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

(4) The Nevada Operations were acquired on July 20, 2018 as a result of the acquisition of Klondex.

Reconciliation of Net (Loss) Income Applicable to Common Stockholders (GAAP) to Adjusted Net (Loss) Income Applicable to Common Stockholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net (loss) income applicable to common stockholders and adjusted net (loss) income per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net (loss) income per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended March 31,
	2019	2018
Net (loss) income applicable to common stockholders (GAAP)	$(25,671)	$8,102
Adjusting items:
Loss (gain) on derivatives contracts	1,799	(4,007)
Suspension costs	2,778	5,017
Provisional price (gains) losses	(524)	65
Net foreign exchange loss (gain)	3,133	(2,592)
Gain on disposition of properties, plants, equipment and mineral interests	—	(129)
Acquisition costs	13	2,507
Adjusted net (loss) income applicable to common stockholders	$(18,472)	$8,963
Weighted average shares - basic	482,829	399,322
Weighted average shares - diluted	482,829	401,923
Basic and diluted adjusted net (loss) income per common share	$(0.04)	$0.02

Reconciliation of Net (Loss) Income (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net (loss) income before the following items: interest expense, income tax (benefit) provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, acquisition costs, foreign exchange gains and losses, unrealized gains and losses on derivative contracts, suspension-related costs, acquisition costs, provisional price gains and losses, stock-based compensation, unrealized gains on investments, provisions for closed operations, and interest and other income (expense). Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes and Notes, capital leases, and notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net (loss) income and debt to Adjusted EBITDA and net debt:

Dollars are in thousands	Three Months Ended March 31,		Twelve Months Ended March 31,
	2019	2018	2019	2018
Net (loss) income	$(25,533)	$8,240	$(60,336)	$(45,362)
Plus: Interest expense	10,665	9,794	41,815	39,284
Plus: Income taxes	(7,216)	768	(14,685)	50,531
Plus: Depreciation, depletion and amortization	38,787	28,054	144,777	118,218
Plus: Exploration expense	4,402	7,360	32,737	26,356
Plus: Pre-development expense	856	1,005	4,738	5,201
Plus: Acquisition costs	13	2,507	7,551	2,505
Plus/(Less): Foreign exchange loss (gain)	3,133	(2,592)	(4,585)	4,828
Plus/(Less): Loss (gain) on derivative contracts	1,799	(6,654)	517	4,555
Plus: Suspension costs	2,778	5,017	18,454	24,737
Less: Gain on disposition of properties, plants, equipment and mineral interests	—	(129)	(2,664)	(6,171)
Plus/(Less): Provisional price losses (gains)	(524)	65	3,214	(50)
Plus: Stock-based compensation	1,580	1,090	6,732	6,072
Plus: Provision for closed operations and environmental matters	1,594	1,323	6,361	4,805
Plus/(Less): Unrealized loss (gain) on investments	(96)	(310)	3,030	264
Plus/(Less): Other	1,124	56	2,009	(1,312)
Adjusted EBITDA	$33,362	$55,723	$189,665	$234,461
Total debt			$548,883	$546,329
Less: Cash, cash equivalents and short-term investments			$(11,797)	$(246,927)
Net debt			$537,086	$299,402
Net debt/LTM adjusted EBITDA (non-GAAP)			2.8	1.3

CONTACT:
Mike Westerlund
Vice President - Investor Relations
800-HECLA91 (800-432-5291)
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com